AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2002
                                              REGISTRATION NO. 333-_____________
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          EXTENDED SYSTEMS INCORPORATED
             (Exact name of registrant as specified in its charter)

             DELAWARE                                         82-0399670
             --------                                         ----------
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                    5777 NORTH MEEKER AVENUE, BOISE, ID 83713
                    -----------------------------------------
               (Address of principal executive office) (Zip Code)

                                 1998 STOCK PLAN
         EXTENDED SYSTEMS INCORPORATED 2001 APPROVED SHARE OPTION SCHEME
         ---------------------------------------------------------------
                            (Full title of the plan)

                                STEVEN D. SIMPSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
             EXTENDED SYSTEMS INCORPORATED 5777 NORTH MEEKER AVENUE
                               BOISE, IDAHO 83713
                                 (208) 322-7575
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------------------ -------------- ----------------- ------------------ ----------------
                                                    Proposed Maximum   Proposed Maximum
      Title of Securities             Amount to be   Offering Price   Aggregate Offering     Amount of
       to be Registered              Registered (1)   Per Share (2)        Price (2)     Registration Fee
------------------------------------ -------------- ----------------- ------------------ ----------------
Common Stock (par value $0.001
per share) reserved for issuance
under the 1998 Stock Plan               1,000,000        $2.185           $2,185,000         $201.02
------------------------------------ -------------- ----------------- ------------------ ----------------
Common Stock (par value $0.001
per share) reserved for issuance
under the Extended Systems
Incorporated 2001 Approved Share
Option Scheme                             100,000        $2.185           $  218,500         $ 20.11
------------------------------------ -------------- ----------------- ------------------ ----------------
      Total                             1,100,000                         $2,403,500         $221.13
==================================== ============== ================= ================== ================

(1) This Registration Statement shall also cover any additional shares of our Common Stock that become issuable under the 1998 Stock Plan and the Extended Systems Incorporated 2001 Approved Share Option Scheme (each a "Plan", and together the "Plans") by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of Common Stock.
(2) Estimated, in accordance with Rules 457(c) and 457(h) of the Regulation C promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $2.185 per share, the average of the high and low price of the Common Stock as reported on the Nasdaq National Market on August 20, 2002.
================================================================================

PROSPECTUS

                          EXTENDED SYSTEMS INCORPORATED

                                ----------------

                          APPROVED SHARE OPTION SCHEME

                                ----------------


            This Prospectus relates to shares of common stock (the "Common Stock") of Extended Systems Incorporated (the "Company," "we," "us" or "our") offered to our employees and certain of our directors in the United Kingdom pursuant to options granted under our Approved Share Option Scheme (the "Scheme"). The provisions of the Scheme and the option certificates govern the terms and conditions of grants made pursuant to the Scheme, including the prices of the shares of Common Stock, thereunder.

                                ----------------


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

                                ----------------


            Our executive offices are located at 5777 North Meeker Avenue, Boise, Idaho, 83713, and our telephone number at that location is (208) 322-7575.










                 The date of this Prospectus is August 1, 2002.

            This Prospectus contains information concerning us and the Scheme but does not contain all the information set forth in the Registration Statement on Form S-8 for the Scheme which we have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http:\\www.sec.gov.

            Upon your oral or written request, we will provide to you without charge:

            o a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and

            o a copy of any other documents required to be delivered to optionees under the Scheme pursuant to Rule 428(b) under the Securities Act, including our most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally.

Requests for such copies and requests for additional information about the Scheme and its administration should be directed to Karla K. Rosa, Vice President of Finance and Chief Financial Officer, Extended Systems Incorporated, 5777 North Meeker Avenue, Boise, Idaho, 83713. The telephone number for Karla K. Rosa is (208) 322-7575.

            Except for Karla K. Rosa we have not authorized any person to give any information or make any representations, other than those contained in this Prospectus, in connection with the Scheme. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.

          QUESTIONS AND ANSWERS ABOUT THE EXTENDED SYSTEMS INCORPORATED

                          APPROVED SHARE OPTION SCHEME


WHAT IS THE SCHEME?

            The Scheme was adopted by our Board of Directors (the "Board") in January, 2001 to enable us to provide equity incentives to employees and certain directors in the United Kingdom who provide services to us and any of our subsidiaries by providing such individuals with an opportunity to acquire shares of our common stock. The Scheme applies only to U.K. optionees, and is designed to allow such optionees to take advantage of tax savings that are available in connection with employer stock option plans that meet certain requirements and which have been approved by the Board of Inland Revenue. The Scheme obtained approval from the Board of Inland Revenue on February 19, 2001.

            The Scheme is not a qualified plan under 401(a) of the United States Internal Revenue Code of 1986, as amended nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Scheme will expire by its own terms in the year 2011, unless terminated sooner by the Board.

WHAT SHOULD I KNOW ABOUT THIS PROSPECTUS?

This prospectus describes the main features of the Scheme as of August 1, 2002. However, this prospectus does not contain all of the terms and conditions of the official Scheme document. Accordingly, if there is any difference between the terms and conditions of the Scheme as described in this prospectus and the provisions of the Scheme document, the Scheme document will govern.

WHAT ARE THE PURPOSES OF THE SCHEME?

            The purposes of the Scheme are to:

            o   attract and retain the best available personnel,

            o to provide additional incentive to our employees and certain directors, and

            o   to promote the success of our business.

HOW MANY SHARES OF STOCK ARE RESERVED FOR ISSUANCE UNDER THE SCHEME?

            The Board determines the number of shares of Common Stock to be reserved for issuance under the Scheme.

WHO ADMINISTERS THE SCHEME?

            The Board administers the Scheme. Members of the Board generally are elected for three-year terms but can be removed from office for "cause" upon a sufficient vote of the shareholders.

            The Board has final authority to interpret any provision of the Scheme or any option grant made under the Scheme.

WHO IS ELIGIBLE TO PARTICIPATE IN THE SCHEME?

            Employees and directors who work twenty-five (25) hours per week or more for us or for any parent or subsidiary of ours, are eligible to receive options under this Scheme.

WHO SELECTS THE EMPLOYEES AND DIRECTORS  WHO RECEIVE GRANTS?

            The Board selects the employees and directors who receive options under the Scheme.

WHAT IS AN OPTION?

            An option is a right to buy stock in the future at a predetermined price. While the Company shares are traded on the NASDAQ System the value of the shares has to be agreed upon by the Company and the Shares Valuation Division of the Inland Revenue. The exercise price may not be less than 100% of the agreed market value of the shares on the date of grant.

            Each option awarded will be evidenced by a written agreement (an "Option Certificate") between the Company and you. The Option Certificate will set out the exercise price of the option, the expiration date of the option, the number of shares subject to the option, any conditions to exercise the option and other terms and conditions that will apply.

            Subject to the provisions of the Scheme, the Board determines the term of your option, the number of shares subject to your option, the exercise price of your option, and schedule according to which your option will vest.

            The provisions of the Scheme provide that you can be granted options under the Scheme that have an aggregate fair market value up to, but not in excess of, (pound)30,000 (converted from U.S. Dollars to sterling on the date of grant).

             Once your option is vested, you may exercise part or all of the option. In addition, you (or your estate, if applicable) may also exercise your vested option on the earliest of the following events: (i) you cease to be a director or employee due to injury, disability or ill health; (ii) your employment terminates due to redundancy or retirement at age 65 (or such age as is specified in your contract with the Company); (iii) you die; or (iv) the Board resolves that upon your termination you may exercise your option.

            Generally, if your employee or director relationship with the Company terminates, other than for the reasons described below, your right to exercise your option will lapse on the date that you cease to be a director or employee. However, if certain events occur earlier, then your right to exercise your option will not lapse until the specified date, as follows: (i) the day immediately before the tenth (10) anniversary of the grant date of the option; (ii) the day immediately before the first (1st) anniversary of your death; (iii) the day immediately before the first (1st) anniversary of the date you cease to be a director or employee of the Company due to injury, disability or ill health; (iv) three (3) months after you cease to be a director or employee of the Company due to redundancy or retirement at age 65 (or such age as is specified in your contract with the Company); (v) the expiration of a period after your termination specified by the Board; (vi) upon your bankruptcy; and (vii) in some instances, fifteen (15) days after there is a change in control of the Company.

            The Board determines how you may pay the exercise price of your option. The transfer of shares to you upon the exercise of your option will be conditioned upon your compliance with arrangements specified by us for the payment of any taxation and/or social security contributions. As part of this agreement, we are entitled to make arrangements for the sale of some of the shares subject to your option to meet these liabilities, and by accepting the option grant, you agree to indemnify us against any tax, social security or related claims related to your option.

HOW DOES AN OPTIONEE ACCEPT A GRANT?

            An optionee may accept a grant by signing and returning one copy of the Option Certificate to the Company, or to the person designated by the Company, within thirty (30) days of the date of grant. If the optionee does not take this action to accept the grant, the option is deemed not to have been granted at all.

WHAT TERMS APPLY TO ALL OPTIONS?

            NON-TRANSFERABILITY OF OPTIONS. You generally may not transfer options granted to you under the Scheme, other than by will or the laws of descent and distribution, and generally only you may exercise your option during your lifetime.

            ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of issued shares of our Common Stock without our receipt of consideration, an appropriate adjustment will be made in the price of your option, in the number of shares subject to your option and the number of shares subject to the Scheme. No such adjustment to your option will be made without the prior approval of the Board of Inland Revenue.

            EFFECT OF OUR DISSOLUTION OR LIQUIDATION. In the event of our proposed dissolution or liquidation, the vested portion of your option will be exercisable until six (6) months after the appropriate court sanctions the winding up of the Company, or, if earlier, until your option expires in accordance with its terms.

            EFFECT OF OUR ACQUISITION. In the event of there is a change in control of the Company as a result of a merger with or into another corporation, or the sale of all or substantially all of our assets, the vested portion of your options may be exercised until six (6) months after the change in control, unless, prior to the lapse of your option, you enter into an agreement with the successor corporation to release your option in consideration for the grant of a new option of equivalent value.

            Each outstanding option may be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If the successor corporation refuses to assume or substitute for the outstanding options, your option will become vested and exercisable as to all shares subject to the option, including shares as to which the option would not otherwise be vested or exercisable. In such a case, the Board will notify you that the option will be fully vested and exercisable for a period of fifteen (15) days from such notice. The option will terminate upon the expiration of such fifteen-day period.

            AMENDMENT AND TERMINATION. The Board may amend the rules of the Scheme, provided that no amendment may affect an your option after it has been granted, and no amendment shall have effect until it is approved by the Board of Inland Revenue. To the extent necessary and desirable to comply with any applicable law or regulation, we will obtain shareholder approval of certain amendments to the Scheme in the manner and to the degree required by such laws and regulations. The Board may discontinue the Scheme at any time, but such discontinuation may not adversely affect your option without your consent.

ADDITIONAL CONSIDERATIONS FOR OUR "AFFILIATES"

            Certain of our officers and directors are considered our "affiliates", as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell Common Stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions:

            (1) the resale must be made through a broker in an unsolicited
                "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (2) certain information about us must be publicly available;

            (3) the amount of Common Stock sold in any three-month period must not exceed the limits of Rule 144(e); and,

            (4) if applicable, a Form 144 must be timely filed with the
                Securities and Exchange Commission.

            If the resale is pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.

                                 TAX INFORMATION

            The following is a brief summary of the United Kingdom income tax consequences related to options granted under the Scheme based on United Kingdom income tax laws in effect on August 1, 2002.

            This summary is not intended to be exhaustive and does not discuss the tax consequences of your death or the provisions of any income tax laws of any municipality, state or foreign country in which you may reside. You should consult your own tax advisor regarding the taxation of these options.

            Since the grant of an option made under this Scheme is made under an Inland Revenue Approved Share Scheme, you can be granted an option covering shares with a market value of up to (pound)30,000 (converted from U.S. Dollars to sterling on the date of grant) and which will be eligible for preferential tax treatment if you exercise your option within certain parameters.

            If you qualify for preferential tax treatment, there will be no income tax charge incurred at the time of exercise.

            To qualify for this tax treatment, you must wait to exercise your option until at least three (3) years after the grant date (or until at least three (3) years from the date of the exercise of an option that benefited from preferred tax treatment under this or any other Inland Revenue-approved scheme, if later.) Further, the exercise of your option must be made in accordance with the rules of the Scheme and must be made while the Scheme retains formal Inland Revenue approval.

            If you exercise your option under qualifying circumstances, then you will be subject to capital gains tax on the entire gain (i.e., the difference between the sale price and the exercise price) at the time of sale. Capital gains are subject to tapering relief (the taper period will run from the time the shares are purchased, i.e. the date of exercise) and the annual exemption (which is (pound)7,500 for the year April 6, 2002 through April 5, 2003).

            You will not qualify for this preferential treatment if you do not wait three (3) years from the date of grant (or three (3) years from the exercise of an option that benefited from the preferred tax treatment under this or any other Inland Revenue-approved scheme, if later). If you choose to exercise your option before the expiration of this holding period, you will be subject to U.K. income tax on the difference between the fair market value of the shares at the time of exercise and the exercise price, which will be due at the end of the tax year in which the exercise occurs.

            If you exercise your option under non-qualifying circumstances, then at the time of sale you may be liable for capital gains tax on the difference between the sale price and the fair market value of the shares at the time of exercise.

            There will be no National Insurance Contributions arising on the exercise of your option even if the exercise does not take place under qualifying circumstances, unless exceptional circumstances apply such as the option was invalidly/improperly granted.

                          EXTENDED SYSTEMS INCORPORATED

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

       We are incorporating by reference into this Registration Statement the following documents that we filed with the Securities and Exchange Commission:

       (a) Our latest Annual Report on Form 10-K for the year ended June 30, 2001, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (File No. 000-23597).

       (b) Our Quarterly Reports on Form 10-Q for the quarters ended, September 30, 2001, December 31, 2001, March 31, 2002, filed pursuant to
           Section 13(a) of the 1934 Act (File No. - 000-23597).

       (c) Our Current Report on Form 8-K dated May 28, 2002, filed pursuant to
           Section 13 or 15(d) of the 1934 Act (File No. 000-23597).

       (d) The description of our Common Stock contained in our Registration Statement on Form 8-A, pursuant to Section 12(b) of the 1934 Act (File No. 1-10658), including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

       All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

       Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

       Our Bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

       We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

       We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.   EXHIBITS.

     Exhibit
     Number
     ------


        4.1  Form of Common Stock Certificate (1)
        5.1  Opinion of Counsel
     10.2.1  1998 Stock Plan and Form of Stock Option Agreement thereunder (1)
     10.2.2  Amendment 1 to the 1998 Stock Plan (2)
       10.8  Extended Systems Incorporated 2001 Approved Share Option Scheme (2)
       23.1  Consent of Independent Accountants
       23.2  Consent of Counsel (included in Exhibit 5.1)
       24.1  Power of Attorney (see page 4)

---------------------

(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-42709), as amended, which was declared effective by the Securities and Exchange Commission on March 4, 1998.

(2) Incorporated by reference to our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 17, 2001.

ITEM 9.   UNDERTAKINGS.

(a)  We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to this information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or a controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, we hereby certifiy that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 26th day of August, 2002.

                                     EXTENDED SYSTEMS INCORPORATED

                                      /s/ Karla K. Rosa
                                      ------------------------------------------
                                      By:  Karla K. Rosa
                                           Vice President of Finance
                                           and Chief Financial Officer

                                POWER OF ATTORNEY


       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven D. Simpson and Karla K. Rosa, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in- fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                   TITLE                          DATE
            ---------                                   -----                          ----
                                     President, Chief Executive Officer
      /S/ STEVEN D. SIMPSON          and Director (Principal Executive            August 26, 2002
------------------------------------ Officer)
        Steven D. Simpson

                                     Vice President, Finance, and Chief
        /S/ KARLA K. ROSA            Financial Officer (Principal Financial       August 26, 2002
------------------------------------ and Accounting Officer)
          Karla K. Rosa

      /S/ RAYMOND A. SMELEK          Director                                     August 26, 2002
------------------------------------
        Raymond A. Smelek

      /S/ CHARLES W. JEPSON          Director                                     August 26, 2002
------------------------------------
        Charles W. Jepson

      /S/ JOHN J. KATSAROS           Director                                     August 26, 2002
------------------------------------
        John J. Katsaros

       /S/ JOHN M. RUSSELL           Director                                     August 26, 2002
------------------------------------
         John M. Russell

        /S/ S. SCOTT WALD            Director                                     August 26, 2002
------------------------------------
          S. Scott Wald

    /S/ DOUGLAS B. WINTERROWD        Director                                     August 26, 2002
------------------------------------
      Douglas B. Winterrowd

                                  EXHIBIT INDEX


ITEM 8.   EXHIBITS.

     Exhibit
     Number
     ------


        4.1  Form of Common Stock Certificate (1)
        5.1  Opinion of Counsel
     10.2.1  1998 Stock Plan and Form of Stock Option Agreement thereunder (1)
     10.2.2  Amendment 1 to the 1998 Stock Plan (2)
       10.8  Extended Systems Incorporated 2001 Approved Share Option Scheme (2)
       23.1  Consent of Independent Accountants
       23.2  Consent of Counsel (included in Exhibit 5.1)
       24.1  Power of Attorney (see page 4)

---------------------

(1) Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-42709), as amended, which was declared effective by the Securities and Exchange Commission on March 4, 1998.

(2) Incorporated by reference to our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 17, 2001.